EXHIBIT 23

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-31587) pertaining to the Amended and Restated Stock Option Plan of Diehl Graphsoft, Inc. of our report dated July 31, 1998, with respect to the consolidated financial statements of Diehl Graphsoft, Inc. included in the Annual Report
(Form 10-KSB) for the year ended May 31, 1998.

                              /s/ Ernst & Young LLP

 Vienna, Virginia
July 31, 1998